Exhibit 99.1

Contact: Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp EPS Increases 62% to $0.34 for Second Fiscal Quarter of 2016
Declares Quarterly Cash Dividend

HOQUIAM, WA – April 26, 2016 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $2.38 million, or $0.34 per diluted common share, for its second fiscal quarter ended March 31, 2016.  This compares to net income of $1.45 million, or $0.21 per diluted common share, for the quarter ended March 31, 2015 and net income of $2.53 million, or $0.36 per diluted common share, for the quarter ended December 31, 2015.  For the first six months of fiscal 2016, Timberland earned $4.90 million, or $0.69 per diluted common share, an increase of 53% from the $3.18 million, or $0.45 per diluted common share, reported for the first six months of fiscal 2015.

Timberland’s Board of Directors also declared a quarterly cash dividend of $0.08 per common share, payable on May 27, 2016 to shareholders of record on May 13, 2016.

“We continued our strong performance in the second quarter of our current fiscal year,” said Michael R. Sand, President and CEO.  “The financial results of the first half of our current fiscal year compare very favorably to the results posted last year for the comparable period with our ROA up 40%, our ROE up 43% and our efficiency ratio improving to 64.21% from 75.78%.  Net interest margin increased during the first half of our current fiscal year to 3.96% from 3.78% for the comparable period one year prior.  With steady balance sheet growth and significant and ongoing improvements in asset quality, we are continuing to produce and retain earnings while paying appropriate dividends to increase value for our shareholders.”

Second Fiscal Quarter 2016 Highlights (at or for the period ended March 31, 2016, compared to March 31, 2015, or September 30, 2015):

EPS for the current quarter increased 62% to $0.34 from $0.21 for the comparable quarter one year ago;
  EPS for the current quarter increased 62% to $0.34 from $0.21 for the comparable quarter one year ago;
  EPS for the first six months of fiscal 2016 increased 53% to $0.69 from $0.45 for the first six months of fiscal 2015;
  Declared a quarterly cash dividend of $0.08 per common share;
  Return on average equity was 10.42% for the current quarter;
  Return on average assets was 1.13% for the current quarter;
  Operating revenue increased 16% to $10.21 million from $8.78 million for the comparable quarter one year ago;
  Net interest margin remained strong at 3.92% for the current quarter;
  Non-performing assets decreased 50% year-over-year and decreased 28% from the prior quarter, and are now at 1.16% of total assets;
  Net interest margin remained strong at 3.92% for the current quarter;
  Non-performing assets decreased 50% year-over-year and decreased 28% from the prior quarter, and are now at 1.16% of total assets;
  Total delinquent and non-accrual loans decreased 70% year-over-year and decreased 33% from the prior quarter;
  OREO and other repossessed assets decreased 31% year-over-year and decreased 29% from the prior quarter;
  Total deposits increased 11% year-over-year and increased 2% from the prior quarter; and
  Book and tangible book values per common share increased to $13.31 and $12.49, respectively, at March 31, 2016.

Timberland Fiscal Q2 2016 Earnings
April 26, 2016

Operating Results

Operating revenue (net interest income before provision for loan losses, plus non-interest income excluding gains or losses on the sale of investment securities and other than temporary impairment [“OTTI”] charges on investment securities) increased 16% to $10.21 million for the current quarter from $8.78 million for the comparable quarter one year ago and decreased slightly from $10.23 million for the preceding quarter.  Operating revenue increased 16% to $20.44 million for the first six months of fiscal 2016 from $17.56 million for the comparable period one year ago.

Net interest income increased 17% to $7.67 million for the second quarter of fiscal 2016, from $6.57 million for the second fiscal quarter one year ago and decreased by less than 1% from $7.71 million for the preceding quarter.  Net interest income was increased during the current quarter by the collection of $189,000 in pre-payment penalties on three loans that paid off and the collection of $46,000 of non-accrual interest.  The net interest margin for the current quarter was 3.92% compared to 4.00% for the preceding quarter and 3.69% for the second fiscal quarter one year ago.  The collection of pre-payment penalties and non-accrual interest added approximately 12 basis points to the net interest margin for the current quarter, while for the quarter ended December 31, 2015, the collection of $475,000 of non-accrual interest added approximately 25 basis points to the net interest margin.  For the first six months of fiscal 2016, net interest income increased 16% to $15.38 million from $13.27 million for the first six months of fiscal 2015. Timberland’s net interest margin for the first six months of fiscal 2016 increased to 3.96% from 3.78% for the first six months of fiscal 2015.

Non-interest income increased 14% to $2.51 million for the quarter ended March 31, 2016, from $2.21 million for the comparable quarter one year ago and decreased slightly from $2.52 million in the preceding quarter.  During the current quarter, service charges on deposits totaled $937,000, ATM and debit card interchange transaction fee income increased to $710,000 and the gain on sale of loans totaled $393,000.  Fiscal year-to-date non-interest income increased 16% to $5.03 million from $4.34 million for the first six months of fiscal 2015.

Total operating (non-interest) expenses decreased slightly to $6.63 million for the second fiscal quarter, from $6.65 million for the comparable quarter one year ago and increased 2% from $6.48 million for the preceding quarter.  The increased expenses for the current quarter compared to the preceding quarter were primarily due to a $66,000 increase in loan administration and foreclosure expense, a $62,000 increase in deposit operations expense and smaller increases in several other categories.  The increase in loan administration and foreclosure expense in the current quarter was primarily a result of a recovery of expenses in the December 31, 2015 quarter that affected the quarterly comparison by reducing the expense for that quarter.  The increase in deposit operations expense was primarily due to additional expenses associated with the Bank’s debit card rewards program and other deposit acquisition initiatives.  Fiscal year-to-date operating expenses increased 1% to $13.11 million from $12.93 million for the first six months of fiscal 2015.  The efficiency ratio for the first six month of fiscal 2016 improved to 64.21% from 75.78% for the first six months of fiscal 2015.

The provision for income taxes decreased $46,000 to $1.18 million for the quarter ended March 31, 2016, from $1.22 million for the preceding quarter, primarily due to lower income before income taxes.  The effective tax rate was 33.1% for the current quarter compared to 32.6% for the quarter ended December 31, 2015.

Balance Sheet Management

Total assets increased $14.58 million, or 2%, to $851.96 million at March 31, 2016, from $837.38 million at December 31, 2015.  The increase was primarily due to a $16.43 million increase in cash and cash equivalents and a $1.66 million increase in CDs held for investment.  These increases were partially offset by a $2.21 million decrease in other real estate owned (“OREO”) and other repossessed assets and a $1.69 million decrease in net loans receivable.  The increase in total assets was funded primarily by a $14.27 million increase in total deposits.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments securities was 21.6% of total liabilities at March 31, 2016, compared to 19.5% at December 31, 2015 and 18.2% one year ago.

Net loans receivable decreased $1.69 million, or less than 1%, to $622.85 million at March 31, 2016, from $624.54 million at December 31, 2015.  The decrease was primarily due to a $5.31 million decrease in multi-family loans, a $4.78 million decrease in commercial real estate loans and a $936,000 decrease in land loans.  These decreases to net loans receivable were

Timberland Fiscal Q2 2016 Earnings
April 26, 2016

partially offset by a $2.47 million increase in commercial business loans, a $1.96 million increase in custom and owner/builder construction loans, a $1.08 million increase in consumer loans and a $3.13 million decrease in the undisbursed portion of construction loans in process.

LOAN PORTFOLIO
($ in thousands)	March 31, 2016		December 31, 2015		March 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$117,465	17%	$117,203	17%	$105,569	17%
Multi-family	42,666	6	47,980	7	48,641	8
Commercial	290,817	43	295,595	43	296,338	47
Construction - Custom and
owner/builder	69,817	10	67,861	10	60,889	10
Construction - speculative one-to four-family	6,384	1	6,199	1	2,769	--
Construction - commercial	22,487	3	22,213	3	3,395	--
Construction - multi-family	20,570	3	20,570	3	10,380	2
Land	24,322	4	25,258	4	28,464	4
Total mortgage loans	594,528	87	602,879	88	556,445	88

Consumer loans:
Home equity and second
Mortgage	37,144	5	36,057	5	34,362	5
Other	4,380	1	4,387	1	4,567	1
Total consumer loans	41,524	6	40,444	6	38,929	6

Commercial business loans	43,355	7	40,886	6	34,911	6
Total loans	679,407	100%	684,209	100%	630,285	100%
Less:
Undisbursed portion of
Construction loans in
process	(44,465)		(47,596)		(35,990)
Deferred loan origination
fees	(2,048)		(2,183)		(1,893)
Allowance for loan losses	(10,043)		(9,889)		(10,382)
Total loans receivable, net	$622,851		$624,541		$582,020

_______________________
(a)	Does not include one- to four family loans held for sale totaling $1,584, $1,304 and $2,252 at March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

Timberland originated $59.58 million in loans during the quarter ended March 31, 2016, compared to $53.76 million for the preceding quarter and $55.46 million for the comparable quarter one year ago.  Timberland continues to sell fixed rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  During the quarter ended March 31, 2016, fixed-rate one- to four-family mortgage loans totaling $13.94 million were sold compared to $12.62 million for the preceding quarter and $12.76 million for the comparable quarter one year ago.

Timberland’s investment securities decreased slightly during the quarter to $9.11 million at March 31, 2016, from $9.19 million at December 31, 2015, primarily due to scheduled amortization.

Timberland Fiscal Q2 2016 Earnings
April 26, 2016

DEPOSIT BREAKDOWN ($ in thousands)
	March 31, 2016		December 31, 2015		March 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$148,980	21%	$142,279	20%	$117,481	18%
N.O.W. checking	188,108	27	186,003	27	168,451	26
Savings	115,461	16	110,475	16	104,246	16
Money market	100,903	14	99,061	14	85,927	13
Money market – brokered	7,591	1	7,153	1	5,867	1
Certificates of deposit under $100	81,350	11	83,618	12	91,498	14
Certificates of deposit $100 and over	66,448	9	65,984	9	66,610	11
Certificates of deposit – brokered	3,197	1	3,197	1	3,193	1
Total deposits	$712,038	100%	$697,770	100%	$643,273	100%

Total deposits increased $14.27 million, or 2%, to $712.04 million at March 31, 2016, from $697.77 million at December 31, 2015.  The increase was primarily due to a $6.70 million increase in non-interest bearing account balances, a $4.99 million increase in saving account balances, a $2.28 million increase in money market account balances and a $2.11 million increase in N.O.W. checking account balances.  These increases were partially offset by a $1.80 million decrease in certificates of deposit account balances.

Shareholders’ Equity

Total shareholders’ equity increased $1.21 million to $92.26 million at March 31, 2016, from $91.05 million at December 31, 2015.  The increase in shareholders’ equity was primarily due to net income of $2.38 million for the quarter, which was partially offset by share repurchases of $820,000 and dividend payments of $560,000 to shareholders.  Book value per share increased to $13.31 and tangible book value per share increased to $12.49 at March 31, 2016.

During the quarter, Timberland repurchased 66,000 shares of its common stock for $820,000 (an average price of $12.42 per share).  Timberland had 221,893 shares remaining to be purchased on its existing stock repurchase plan at March 31, 2016.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 15.46%, a Tier 1 leverage capital ratio of 10.56% and a tangible capital to tangible assets ratio of 10.23% at March 31, 2016.

There was no provision for loan losses made for the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015. There was a net recovery for the current quarter of $154,000 compared to net charge-offs of $35,000 for the quarter ended December 31, 2015 and a net recovery of $60,000 for the quarter ended March 31, 2015.  The non-performing assets to total assets ratio improved to 1.16% at March 31, 2016 from 1.63% three months earlier and 2.55% one year ago.  The allowance for loan losses was 1.59% of loans receivable at March 31, 2016.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 33% to $3.67 million at March 31, 2016, from $5.48 million at December 31, 2015 and decreased 70% from $12.24 million one year ago.  Non-accrual loans decreased 30% to $3.39 million at March 31, 2016, from $4.83 million at December 31, 2015 and decreased 69% from $10.92 million at March 31, 2015.

Timberland Fiscal Q2 2016 Earnings
April 26, 2016

NON-ACCRUAL LOANS	March 31, 2016		December 31, 2015		March 31, 2015
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage loans:
One- to four-family	$1,365	11	$2,694	17	$3,751	17
Multi-family	--	--	--	--	760	1
Commercial	1,129	3	1,184	3	1,535	2
Construction	--	--	--	--	225	2
Land	451	3	546	4	4,214	5
Total mortgage loans	2,945	17	4,424	24	10,485	27

Consumer loans:
Home equity and second
mortgage	413	7	300	4	401	7
Other	33	1	34	1	38	1
Total consumer loans	446	8	334	5	439	8

Commercial business loans	--	--	73	1	--	--
Total loans	$3,391	25	$4,831	30	$10,924	35

OREO and other repossessed assets decreased 31% to $5.46 million at March 31, 2016, from $7.87 million at March 31, 2015 and decreased 29% from $7.67 million at December 31, 2015.  At March 31, 2016, the OREO and other repossessed asset portfolio consisted of 27 individual real estate properties and one mobile home.  During the quarter ended March 31, 2016, five OREO properties totaling $2.13 million were sold for a net gain of $16,000.

OREO and OTHER REPOSSESSED ASSETS	March 31, 2016		December 31, 2015		March 31, 2015
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$1,645	7	$2,763	10	$2,150	9
Commercial	446	2	1,449	3	2,073	4
Land	3,300	18	3,388	18	3,576	21
Mobile home	67	1	67	1	67	1
Total	$5,458	28	$7,667	32	$7,866	35

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to

Timberland Fiscal Q2 2016 Earnings
April 26, 2016

sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Fiscal Q2 2016 Earnings
April 26, 2016

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	March 31,	Dec. 31,	March 31,
(unaudited)	2016	2015	2015
Interest and dividend income
Loans receivable	$8,306	$8,429	$7,352
Investment securities	74	69	55
Dividends from mutual funds and Federal Home Loan Bank (“FHLB”) stock	39	22	6
Interest bearing deposits in banks	231	171	114
Total interest and dividend income	8,650	8,691	7,527

Interest expense
Deposits	507	504	495
FHLB advances	472	477	465
Total interest expense	979	981	960
Net interest income	7,671	7,710	6,567

Provision for loan losses	--	--	--
Net interest income after provision for loan losses	7,671	7,710	6,567

Non-interest income
OTTI on investment securities, net	(23)	--	(1)
Service charges on deposits	937	972	852
ATM and debit card interchange transaction fees	710	700	643
Gain on sale of loans, net	393	394	348
Bank owned life insurance (“BOLI”) net earnings	137	135	131
Other	359	317	241
Total non-interest income, net	2,513	2,518	2,214

Non-interest expense
Salaries and employee benefits	3,466	3,471	3,284
Premises and equipment	771	760	751
Advertising	193	205	173
OREO and other repossessed assets, net	195	244	349
ATM and debit card processing	331	322	255
Postage and courier	110	100	114
State and local taxes	138	132	119
Professional fees	117	130	223
FDIC insurance	127	107	148
Other insurance	33	32	38
Loan administration and foreclosure	95	29	76
Data processing and telecommunications	474	450	471
Deposit operations	234	172	219
Other	345	325	434
Total non-interest expense	6,629	6,479	6,654

(Statement continued on following page)

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	Three Months Ended
	March 31,	Dec. 31,	March 31,
	2016	2015	2015
Income before income taxes	$3,555	$3,749	$2,127
Provision for income taxes	1,175	1,221	676
Net income	$2,380	$2,528	$1,451

Net income per common share:
Basic	$0.35	$0.37	$0.21
Diluted	0.34	0.36	0.21

Weighted average common shares outstanding:
Basic	6,846,527	6,869,726	6,898,192
Diluted	7,080,005	7,083,864	7,071,792

Timberland Fiscal Q2 2016 Earnings
April 26, 2016

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts)	March 31,	March 31,
(unaudited)	2016	2015
Interest and dividend income
Loans receivable	$16,735	$14,861
Investment securities	143	120
Dividends from mutual funds and FHLB stock	61	13
Interest bearing deposits in banks	402	219
Total interest and dividend income	17,341	15,213

Interest expense
Deposits	1,012	1,004
FHLB advances	948	940
Total interest expense	1,960	1,944
Net interest income	15,381	13,269
Provision for loan losses	--	--
Net interest income after provision for loan losses	15,381	13,269

Non-interest income
OTTI on investment securities, net	(23)	(1)
Gain on sale of investment securities, net	--	45
Service charges on deposits	1,909	1,737
ATM and debit card interchange transaction fees	1,409	1,273
Gain on sale of loans, net	787	584
BOLI net earnings	272	268
Other	677	432
Total non-interest income, net	5,031	4,338

Non-interest expense
Salaries and employee benefits	6,936	6,680
Premises and equipment	1,531	1,476
Advertising	398	361
OREO and other repossessed asset, net	438	425
ATM and debit card processing	653	593
Postage and courier	211	218
State and local taxes	270	236
Professional fees	247	399
FDIC insurance	234	308
Other insurance	65	75
Loan administration and foreclosure	124	119
Data processing and telecommunications	924	850
Deposit operations	406	395
Other	670	793
Total non-interest expense	13,107	12,928

(Statement continued on following page)

Timberland Fiscal Q2 2016 Earnings
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	Six Months Ended
	March 31,	March 31,
	2016	2015
Income before income taxes	$7,305	$4,679
Provision for income taxes	2,397	1,501
Net income	$4,908	$3,178

Net income per common share:
Basic	$0.72	$0.46
Diluted	0.69	0.45

Weighted average common shares outstanding:
Basic	6,858,190	6,895,038
Diluted	7,081,945	7,067,621

Timberland Fiscal Q2 2016 Earnings
April 26, 2016

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2016	2015	2015
Assets
Cash and due from financial institutions	$17,121	$12,481	$12,474
Interest-bearing deposits in banks	92,908	81,119	69,619
Total cash and cash equivalents	110,029	93,600	82,093

Certificates of deposit (“CDs”) held for investment, at cost	52,524	50,865	41,868
Investment securities:
Held to maturity, at amortized cost	7,743	7,824	5,106
Available for sale, at fair value	1,365	1,362	1,486
FHLB stock	2,804	2,699	5,135

Loans held for sale	1,584	1,304	2,252

Loans receivable	632,894	634,430	592,402
Less: Allowance for loan losses	(10,043)	(9,889)	(10,382)
Net loans receivable	622,851	624,541	582,020

Premises and equipment, net	16,355	16,589	17,422
OREO and other repossessed assets, net	5,458	7,667	7,866
BOLI	18,443	18,306	17,900
Accrued interest receivable	2,232	2,234	2,060
Goodwill	5,650	5,650	5,650
Mortgage servicing rights, net	1,488	1,475	1,484
Other assets	3,436	3,263	3,928
Total assets	$851,962	$837,379	$776,270

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$148,980	$142,279	$117,481
Deposits: Interest-bearing	563,058	555,491	525,792
Total deposits	712,038	697,770	643,273

FHLB advances	45,000	45,000	45,000
Other liabilities and accrued expenses	2,662	3,558	2,573
Total liabilities	759,700	746,328	690,846

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,052,636 shares issued and outstanding – March 31, 2015 6,994,148 shares issued and outstanding – December 31, 2015 6,933,068 shares issued and outstanding – March 31, 2016	9,698	10,402	10,892
Unearned shares issued to Employee Stock Ownership Plan (“ESOP”)	(793)	(859)	(1,058)
Retained earnings	83,643	81,823	75,937
Accumulated other comprehensive loss	(286)	(315)	(347)
Total shareholders’ equity	92,262	91,051	85,424
Total liabilities and shareholders’ equity	$851,962	$837,379	$776,270

Timberland Fiscal Q2 2016 Earnings
April 26, 2016

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2016	2015	2015

PERFORMANCE RATIOS:
Return on average assets (a)	1.13%	1.22%	0.75%
Return on average equity (a)	10.42%	11.26%	6.86%
Net interest margin (a)	3.92%	4.00%	3.69%
Efficiency ratio	65.09%	63.35%	75.78%

	Six Months Ended
	March 31,		March 31,
	2016		2015
PERFORMANCE RATIOS:
Return on average assets	1.18%		0.84%
Return on average equity	10.84%		7.57%
Net interest margin	3.96%		3.78%
Efficiency ratio	64.21%		75.78%

	March 31,	Dec. 31,	March 31,
	2016	2015	2015
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$3,391	$4,831	$10,924
Loans past due 90 days and still accruing	135	285	--
Non-performing investment securities	868	891	1,009
OREO and other repossessed assets	5,458	7,667	7,866
Total non-performing assets (b)	$9,852	$13,674	$19,799

Non-performing assets to total assets (b)	1.16%	1.63%	2.55%
Net charge-offs (recoveries) during quarter	$(154)	$35	$(60)
Allowance for loan losses to non-accrual loans	296%	205%	95%
Allowance for loan losses to loans receivable (c)	1.59%	1.56%	1.75%
Troubled debt restructured loans on accrual status (d)	$7,923	$7,971	$12,673

CAPITAL RATIOS:
Tier 1 leverage capital	10.56%	10.56%	10.63%
Tier 1 risk-based capital	14.21%	13.91%	13.97%
Total risk-based capital	15.46%	15.17%	15.23%
Tangible capital to tangible assets (e)	10.23%	10.27%	10.35%

BOOK VALUES:
Book value per common share	$13.31	$13.02	$12.11
Tangible book value per common share (e)	12.49	12.21	11.31

__________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $531, $1,229 and $2,121 reported as non-accrual loans at March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
(e)  Calculation subtracts goodwill from the equity component and from assets.

Timberland Fiscal Q2 2016 Earnings
April 26, 2016

AVERAGE BALANCES, YIELDS AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	March 31, 2016		December 31, 2015		March 31, 2015
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Loans and loans held for sale	$631,708	5.26%	$625,558	5.39%	$592,000	4.97%
Investment securities and FHLB Stock	11,844	3.82%	11,955	3.04%	11,823	2.06%
Interest-bearing deposits and CD's	139,732	0.66%	133,643	0.50%	108,298	0.42%
Total interest-bearing assets	783,284	4.42%	771,156	4.51%	712,121	4.23%
Other assets	57,072		58,204		58,224
Total assets	$840,356		$829,360		$770,345

Liabilities and Shareholders' Equity
N.O.W. checking accounts	$184,414	0.24%	$179,611	0.25%	$165,314	0.26%
Money market accounts	105,670	0.30%	104,377	0.30%	92,683	0.26%
Savings accounts	112,064	0.05%	110,356	0.05%	100,997	0.05%
Certificates of deposit accounts	151,837	0.80%	153,866	0.76%	162,446	0.76%
Total interest-bearing deposits	553,985	0.37%	548,210	0.36%	521,440	0.38%
FHLB advances	45,000	4.21%	45,000	4.21%	45,000	4.19%
Total interest-bearing liabilities	598,985	0.66%	593,210	0.66%	566,440	0.69%

Non-interest-bearing demand deposits	146,581		142,518		116,177
Other liabilities	3,455		3,788		3,092
Shareholders' equity	91,335		89,844		84,636
Total liabilities and shareholders' equity	$840,356		$829,360		$770,345

Net interest income and spread		3.76%		3.85%		3.54%
Net interest margin (1)		3.92%		4.00%		3.69%
Average interest-bearing assets to
average interest-bearing liabilities	130.77%		130.00%		125.72%

______________________________________
(1)Net interest margin = annualized net interest income /average interest-bearing assets

Timberland Fiscal Q2 2016 Earnings
April 26, 2016

AVERAGE BALANCES, YIELDS AND RATES – YEAR TO DATE
($ in thousands)
(unaudited)

	For the Six Months Ended
	March 31, 2016		March 31, 2015
Assets	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate

Loans and loans held for sale	$628,616	5.32%	$586,853	5.06%
Investment securities and FHLB Stock	11,900	3.43%	12,553	2.12%
Interest-bearing deposits and CD's	136,666	0.59%	102,258	0.43%
Total interest-bearing assets	777,182	4.46%	701,664	4.34%
Other assets	57,645		59,072
Total assets	$834,827		$760,736

Liabilities and Shareholders' Equity
N.O.W. checking accounts	$181,999	0.25%	$162,374	0.27%
Money market accounts	105,020	0.30%	98,801	0.25%
Savings accounts	111,205	0.05%	91,455	0.05%
Certificates of deposit accounts	152,858	0.78%	162,734	0.78%
Total interest-bearing deposits	551,082	0.37%	515,364	0.39%
FHLB advances	45,000	4.21%	45,000	4.19%
Total interest-bearing liabilities	596,082	0.66%	560,364	0.70%

Non-interest-bearing demand deposits	144,544		113,548
Other liabilities	3,616		2,864
Shareholders' equity	90,585		83,960
Total liabilities and shareholders' equity	$834,827		$760,736

Net interest income and spread		3.80%		3.64%
Net interest margin (1)		3.96%		3.78%
Average interest-bearing assets to
average interest-bearing liabilities	130.38%		125.22%

_______________________________________
(1)Net interest margin = annualized net interest income /average interest-bearing assets